UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2014

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-12255 (Commission File Number)	48-0948788 (IRS Employer Identification No.)

10990 Roe Avenue

Overland Park, Kansas 66211

(Address of principal executive office)(Zip Code)

(913) 696-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Extension of the Agreement for the Restructuring of the YRC Worldwide Inc. Operating Companies

On February 7, 2014, YRC Inc. (d/b/a YRC Freight), USF Holland Inc. (“Holland”), New Penn Motor Express, Inc. (“New Penn”), USF Reddaway Inc. (“Reddaway,” collectively with YRC Freight, Holland and New Penn, the “Employer,” and each a wholly owned operating subsidiary of YRC Worldwide Inc. (the “Company”)) and the Teamsters National Freight Industry Negotiating Committee (“TNFINC”) of the International Brotherhood of Teamsters (the “Teamsters” or the “Union”) entered into the Extension of the Agreement for the Restructuring of the YRC Worldwide Inc. Operating Companies (the “Agreement”). The Agreement went into effect on February 9, 2014. Holland, New Penn and Reddaway are referred to herein as the “Regional Carriers.” The Company had previously announced that its Teamster employee membership had voted to ratify the Agreement and TNFINC had certified the voting results ratifying the Agreement on January 27, 2014 and January 28, 2014, respectively.

The Agreement extends the term of the Teamsters collective bargaining agreements and prior Memorandum of Understandings by approximately five years, to March 31, 2019. The Agreement also provides that the Employer will pay eligible employees $750 lump sum bonuses in 2014 and 2015, in lieu of hourly wage increases, and provides that in 2016, 2017 and 2018, their wages will be increased annually by $.40/hr subject to potential reductions. Under the terms of the Agreement, beginning in 2016, the Employer’s employees will be eligible for profit sharing bonuses of up to 3% of their W-2 earnings. Such profit sharing bonus calculations and payments will be separate for YRC Freight and the Regional Carriers and be payable based on the respective performance of each (on a combined basis for the Regional Carriers). Pursuant to the Agreement, certain of the Employer’s employees hired into clerical and other non-Commercial Driver License positions (except for mechanics) will have a top pay rate of $18.00/hr.

The Agreement also provides Employer contributions to the applicable health and welfare funds may increase by up to $.35/hr on January 1, 2015, $.50/hr on August 1, 2015, and $1.00/hr on each of August 1 of 2016, 2017 and 2018, respectively, as required to maintain health and welfare benefit levels. Under the Agreement, the Employer’s pension fund and 401(k) plan contributions remain at current levels, although that rate may increase beginning in 2016 if the applicable health and welfare fund requires less than a certain threshold amount to maintain health and welfare benefits. Pursuant to the Agreement, in no event will annual health and pension fund contribution rate increases exceed $1.00/hr combined in 2016, 2017 and 2018. Also, under the terms of the Agreement, vacation earned beginning in 2014 and continuing through 2017 will be paid at a reduced amount. The Agreement further provides for a uniform attendance policy that is designed to reduce employee absenteeism.

The Agreement also provides that YRC Freight will have the ability to use third party carriers to provide service in certain circumstances up to a certain number of miles. Under the terms of the Agreement, the Employer may not purchase any union or non-union regular route common carrier without the prior approval of the Union.

The foregoing description of the Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this current Report on Form 8-K and is incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “will,” “would,” “anticipate,” “expect,” “believe,” “intend” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are inherently uncertain and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond the Company’s control. It is important to note that the overall results of the Company’s refinancing strategy will be determined by a number of factors, including (among others) those risk factors that are from time to time included in the Company’s reports filed with the SEC, including the Company’s reports on Forms 10-K and 10-Q.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Extension of the Agreement for the Restructuring of the YRC Worldwide Inc. Operating Companies, entered into on February 7, 2014, by and among YRC Inc. (d/b/a YRC Freight), USF Holland Inc., New Penn Motor Express, Inc., USF Reddaway Inc. and the Teamsters National Freight Industry Negotiating Committee of the International Brotherhood of Teamsters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

By:	/s/ Stephanie D. Fisher
Stephanie D. Fisher
Vice President and Controller

Date: February 10, 2014

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